UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 7, 2009 (December 1, 2009)
Express Scripts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20199	43-1420563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Express Way,
St. Louis, MO 63121
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: 314-996-0900
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On December 1, 2009, Express Scripts, Inc., a Delaware corporation (the “Company”) entered into a Pharmacy Benefits Management Services Agreement (the “PBM Agreement”) with WellPoint, Inc., an Indiana corporation (“WellPoint”). The parties entered into the PBM Agreement at the consummation of the Company’s previously announced purchase of all of the shares and equity interests of three WellPoint subsidiaries, NextRx, Inc., NextRx Services, Inc., and NextRx, LLC, that provide pharmacy benefits management (“PBM”) services.
     Under the terms of the PBM Agreement, the Company will provide PBM services to WellPoint, including network contracting, pharmacy claims processing, home delivery, specialty pharmacy and formulary and rebate administration for group and individual benefit plans issued or administered by WellPoint, including Medicare Part D Plans. With limited exceptions, the Company will be the exclusive provider of PBM services for WellPoint and its affiliated plans. Prescription medications will be dispensed through the Company’s contracted network of retail pharmacies and through the Company’s wholly owned home delivery and specialty pharmacies. The Company is required to maintain a network of pharmacies of sufficient size to meet the needs of the individuals covered under the benefits plans issued or administered by WellPoint. The Company will process pharmacy claims pursuant to its standard practices based on WellPoint’s formulary and benefit designs, and the Company will administer the rebate program through its standard proprietary rebate processes.
     There are several components to the pricing structure of the PBM Agreement. For commercial business, the Company will receive payment of a negotiated rate for claims as well as dispensing fees from WellPoint. These claim reimbursement and dispensing fee amounts paid by WellPoint will be reconciled with annual net effective ingredient cost discount and dispensing fee guarantees. For Medicare Part D business WellPoint will pay the Company an amount equal to the amount the Company pays the pharmacy, reconciled with net effective ingredient cost discount and dispensing fee guarantees. WellPoint will also pay the Company per claim administrative fees related to its claims processing duties. In addition, the Company will receive additional miscellaneous fees for other administrative duties provided by the Company to WellPoint pursuant to the PBM Agreement. The Company will also earn rebates from pharmaceutical manufacturers based on WellPoint’s utilization as well as manufacturer administrative fees for administering its rebate program. The Company will retain a certain percentage of the rebates and administrative fees received from pharmaceutical manufacturers and will pay to WellPoint an amount equal to the greater of a specified percentage of these rebates and administrative fees, and a predetermined guaranteed amount. Pursuant to the PBM Agreement, WellPoint is required to make certain payments to the Company in the event of a shortfall with respect to agreed upon thresholds regarding claim volumes.
     The term of the PBM Agreement will run from December 1, 2009 until December 31, 2019, but it may be terminated earlier by either party for a material breach (following notice and the expiration of all applicable cure periods), or if the other party becomes insolvent or subject to insolvency proceedings. The failure to meet two or more of four designated standard performance guarantees (which relate to implementation services, member satisfaction survey, pharmacy access and retail claims processing) for two consecutive calendar quarters by the Company constitutes a material breach of the PBM Agreement. WellPoint may terminate the PBM Agreement if the Company engages in certain change of control transactions involving a health maintenance organization, a preferred provider organization, a health insurer or other managed care organization, in each case that provides health benefits to more than 10 million individuals in the United States. If WellPoint were to experience a change of control, the PBM Agreement would be binding on WellPoint’s successors.

     If a change in law occurs that materially alters the obligations of the parties under the PBM Agreement, the parties are required to negotiate a modification of the services and/or pricing terms as necessary to maintain the comparable economic position of the respective parties as of the effective date of the PBM Agreement (i.e., December 1, 2009).
     The PBM Agreement includes indemnification obligations of each party to the other with respect to losses arising from third party claims resulting from the applicable indemnifying party’s failure to perform its obligations under the PBM Agreement, the indemnifying party’s violation of any applicable law, regulation, statute, ordinance, order, rule or regulation and/or the indemnifying party’s negligence or willful misconduct. Each party’s obligation to provide indemnification is conditioned upon the indemnified party (i) providing prompt notice of a claim to the indemnifying party, (ii) allowing the indemnifying party to control the defense of the claim and (iii) cooperating fully with the indemnifying party in connection with such defense and settlement.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2009	Express Scripts, Inc.
	By:	/s/ Jeffrey Hall
Jeffrey Hall
Executive Vice President and Chief Financial Officer